Exhibit 16.1

October 15, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4 of iBasis, Inc.’s Form 8-K dated October 15, 2007, and have the following comments:

1.             We agree with the statements made in the second clause of the fifth sentence of the first paragraph of item 4.01(a), and the second, third and fourth paragraphs of item 4.01(a).

2.             We have no basis on which to agree or disagree with the statements made in the remaining sections of the first paragraph of item 4.01(a) and the first and second paragraphs of item 4.01(b).

Yours truly,

/s/ DELOITTE & TOUCHE LLP